UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):

                                 July 10, 1997


                       MARVEL ENTERTAINMENT GROUP, INC.


        Delaware             1-10779             94-3024816

   (State or other       (Commission File       (IRS Employer
    jurisdiction of          Number)         Identification No.)
    incorporation


               387 PARK AVENUE SOUTH, NEW YORK, NEW YORK  10016
             (Address of principal executive offices and Zip Code)

                                (212) 696-0808
             (Registrant's telephone number, including area code)


         (Former Name or Former Address, if changed since last report)
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Item 5.   Other Events.

          Marvel Entertainment Group, Inc. (the "Company"), High River Limited Partnership ("High River"), Westgate International L.P. ("Westgate"), Toy Biz, Inc. ("Toy Biz"), Isaac Perlmutter, Avi Arad and The Chase Manhattan Bank have reached an agreement in principle on certain key economic terms relating to the chapter 11 bankruptcy cases of the Company and its subsidiary and parent debtors. Consummation of the agreement in principle is subject to: (1) negotiation and execution of definitive documentation regarding the agreement;
(2) approvals of the Boards of Directors of the Company and Toy Biz; (3) approval by the holders of at least 67% in amount and 51% in number of the secured lender claims (other than the secured lender claims against Panini (as defined below)); and (4) approval of the United States Bankruptcy Court for the District of Delaware, where Marvel's chapter 11 case is pending (the "Bankruptcy Court"), none of which can be assured.

          Pursuant to a plan of reorganization (the "Plan") to be proposed by the Company and its subsidiary and parent debtors, Toy Biz, High River, and Westgate, Marvel and Toy Biz will be combined (the "Toy Biz Merger") in a transaction in which the stockholders of Toy Biz (other than the Company) will receive, in exchange for their Toy Biz shares, 49% of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, as reorganized ("Reorganized Marvel").

          Additionally, pursuant to the Plan, the currently outstanding shares of Common Stock would be cancelled and the Company's equity holders (including the holders of senior secured notes issued by the Company's parent holding companies, Marvel Holdings Inc., Marvel (Parent) Holdings Inc. and Marvel III Holdings Inc.) would be offered rights (the "Rights Offering") to purchase on a pro rata basis: (1) new shares equal to 51% of the outstanding Common Stock of Reorganized Marvel for an aggregate price of $170 million, and (2) $225 million of new debt securities of Reorganized Marvel. High River and Westgate will appoint a majority of the board of directors of Reorganized Marvel. The proceeds of the rights offering will be used to retire all of the bank claims acquired by High River and Westgate as described below.

          The global settlement also contemplates that High River and Westgate would purchase all of the prepetition and postpetition claims and liens of the secured lenders of the Company and its subsidiaries, except for $120 million of indebtedness of the Company's wholly-owned subsidiary, Panini, S.p.A., and $80 million to $95 million of indebtedness of the Company's Fleer/SkyBox businesses (which indebtedness would not be indebtedness of the Company), in exchange for: (a) $395 million in cash; and (b) five year warrants to acquire ten percent (10%) of Reorganized Marvel, which warrants shall have an exercise price based upon a net equity value of $525 million with no more than $225 million in term indebtedness for borrowed money (exclusive of indebtedness for working capital). Under this arrangement, Fleer/SkyBox and Panini would be auctioned for sale for the benefit of the Company's secured lenders. Pending such auction, Fleer/SkyBox and Panini would be operated for the account of such secured lenders, and all expenses of such operation would be the responsibility of the Company's secured lenders. The secured lenders will receive 100% of the common stock of Panini and Fleer/SkyBox at the earlier of
(i) such time as they shall request it in writing, or (ii) the consummation of a plan of reorganization for the Company and its subsidiary and parent debtors. The Company would receive a $200 million to $215 million credit against the indebtedness held by the Company's secured lenders at such time as an order of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in form and substance reasonably acceptable to High River, Westgate, and the secured lenders, approving the acquisition and settlement of the secured lender claims (other than the specified claims against Panini and Fleer/SkyBox) becomes a final order.

          Based on the foregoing and with a full reservation of all rights, the secured lenders will not object to the Company's continued use of cash collateral through July 17, 1997 pursuant to the same terms and conditions, and being afforded the same protections, set forth in the current financing and cash collateral orders approved by the Bankruptcy Court.

          No assurances can be given that any definitive agreements will be reached or that, if reached, the transactions contemplated thereby will be consummated.

Item 7.   Financial Statements and Exhibits.

99.1   Press Release dated July 10, 1997

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         MARVEL ENTERTAINMENT GROUP, INC.


Date:  July 14, 1997          By:/s/ August J. Liguori
                                 ------------------------
                              Name:  August J. Liguori
                              Title:  Vice President, Finance





[Signature page for Form 8-K filed with respect to comprehensive settlement.]
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